CONSENT OF JOHN CHRISTENSEN

I hereby consent to the reference of my name under the heading “Experts” in the Statement of Additional Information included in Post-Effective Amendment No. 8 to the Registration Statement on Form N-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of American Family Life Insurance Company (File No. 333-147408).

/s/ John Christensen

John Christensen
Life Chief Actuary

October 25, 2013